EXHIBIT 99.1

NEWS RELEASE

Date:	December 2, 2003
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 879-9308

XETA TECHNOLOGIES ANNOUNCES
77 PERCENT YEAR-OVER-YEAR PROFIT GAIN

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) announced today the results for its fourth fiscal quarter and year ending October 31, 2003. The Company reported revenues of $12.6 million for the fourth quarter and $52.7 million for the year. Earnings were reported at $0.04 per diluted share for the quarter and $0.16 per diluted share for the year.

These results represent an increase in fiscal 2003 earnings of 77 percent compared to fiscal 2002, despite a 2 percent decline in 2003 revenues. Company officials said the revenue decline was related to a reduction in service customers’ discretionary “time and material” spending, but added that the decline was more than offset by increased margins in all reporting categories.

“As was the case throughout fiscal 2003, the fourth quarter was one of careful management in a stagnant capital spending environment,” said Jack Ingram, XETA president and CEO. “We negotiated this climate and concluded the year with another good performance. Our margin improvements and cost controls fueled significant year-over-year earnings growth and substantial balance sheet strengthening. I am very pleased that we could deliver 77 percent earnings growth along with an $8.9 million (60%) debt reduction in this economic environment.”

Fourth quarter revenues declined $0.3 million (2.6%) compared to the third quarter of fiscal 2003 and $2.0 million (13.9%) compared to the fourth quarter of last year. Earnings for fourth quarter 2003 were up slightly over those of third quarter 2003 and down slightly compared to the fourth quarter of last year.

XETA’s 2003 earnings results are toward the high end of the range of expectations set by the Company in its press release of August 19, 2003. These results are unaudited and, although no material changes are expected, are subject to change. The audit is expected to be complete by the end of December.

“We enter fiscal 2004 with cautious optimism,” said Ingram. “Basic economic fundamentals are certainly improving, but we are receiving mixed signals regarding whether sustained improvement in capital spending has begun. Late in our fourth quarter, we received two very significant systems orders, both in excess of $1 million. Shortly after the end of the quarter we received a third large order, this one in excess of $2.5 million. All three of these systems orders involve multiple site installations and are scheduled for shipments throughout the first three quarters of fiscal 2004. Large orders such as these have been rare in the marketplace over the last two to three years and therefore lead to optimism. However, except for these three large orders, the level of our systems sales has yet to show reliable signals of a broad base of increased capital spending by our customers.

“Additionally, the two growth engines we instituted during fiscal 2003 are beginning to bear fruit,” he added. “The Avaya mid-market sales effort is just now beginning to gain traction, and the start-up of our Nortel partnership is progressing very well. In normal times we would expect significant contributions from these investments, however, as we have all learned during this downturn, sales cycles are extremely long. Therefore, until the economic uncertainties further subside, we are going to continue to set expectations one quarter at a time. We expect earnings for the first quarter of fiscal 2004 to be in the range of from 2 to 6 cents. While this is higher than the range we have set for the last several quarters it is still highly influenced by the fact that, while we are hoping the economy is finally turning, we are prepared to deal with more of the same.”

XETA Technologies will host a conference call regarding this announcement on Wednesday, December 3, at 10:00 a.m. CST. The media, analysts and investors are invited to participate by dialing 1-888-273-9890. A replay of the call will be available from 1:30 p.m. CST on December 3 until 11:59 p.m. December 9 by dialing 1-800-475-6701, access code 708158.

		4th Quarter Ending Oct 31st		Year Ending Oct 31st

		2003	2002	2003	2002

Sales	Systems	5,964	7,709	27,550	27,852

	Services	5,914	6,819	23,339	25,390

	Other	696	82	1,793	498

	Total	12,575	14,610	52,681	53,740

Gross Profit Margins	Systems	27%	20%	29%	23%

	Services	29%	31%	29%	26%

	Other	53%	16%	60%	28%

	Corp COGS	-3%	-3%	-3%	-3%

	Overall	27%	23%	27%	22%

Gross Profit		3,402	3,285	14,318	11,598

Operating Expense		2,610	2,833	11,211	10,459

Income from Operations		792	452	3,108	1,138

Interest and Other Income (Expense)		-170	316	-545	309

Net Income After Tax		377	466	1,558	878

Basic Earnings Per Share		$0.04	$0.05	$0.16	$0.09

Diluted Earnings Per Share		$0.04	$0.05	$0.16	$0.09

Wt. Avg. Common Shares Outstanding		10,003	9,641	9,828	9,375

Wt. Avg. Common Equivalent Shares	10,132	9,894	9,960	9,866

(The information is presented in thousands except percentages and per-share data.)

			Oct 31, 2003	Oct 31, 2002

Assets	Current	Cash	291	1,967

		Receivables (net)	5,795	9,423

		Inventories (net)	5,615	7,477

		Other	2,188	2,969

		Subtotal	13,889	21,836

	Non-Current	Receivables (net)	420	519

		PPE (net)	10,467	10,458

		Goodwill	25,727	25,782

		Capitalized Software	58	238

		Other	112	171

		Subtotal	36,784	37,168

	Total Assets		50,673	59,004

Liabilities	Current	Notes Payable	1,210	3,288

		Revolving Line of Credit	719	0

		Accounts Payable	3,929	5,739

		Unearned Revenue	1,620	2,079

		Accrued Liabilities	2,206	2,150

		Subtotal	9,684	13,256

	Non-Current	Long Term Debt	4,030	11,565

		Other	2,348	1,662

		Subtotal	6,378	13,227

	Total Liabilities		16,062	26,483

Equity			34,611	32,521

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading communications integrator with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support. Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications. XETA is one of the largest integrators of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions. XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the lodging and hospitality industries.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s “Top 100 Hot Growth Companies.” For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements that are made subject to the provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning earnings expectations for the fourth quarter of fiscal 2004 and macro-economic conditions. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “anticipates,” “could,” “should,” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully exploit the Nortel Networks market, the overall health of the U.S. economy and the telecommunications market specifically, the long-term success of the Company’s growth strategies, market acceptance of and demand for the Company’s product and service offerings, inflation, competition, and the availability and retention of sales professionals and trained technicians. Additional factors which could affect actual results are described in the section entitled “Outlook and Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2002 and Form 10-Q for its quarters ended January 31, 2003, April 30, 2003 and July 31, 2003.